EXHIBIT 99.CODE ETH

Pacific Select Fund and Pacific Funds Compliance Manual

Title: Sox Code of Ethics for Principal Officers

Overview

This Code of Ethics (the “Code”) sets forth the legal and ethical standards of conduct for the principal executive officer and principal financial officer (the “Covered Officers”) of the Trust as required by Section 406 of the Sarbanes-Oxley Act of 2002 (“SOX”) and Form N-CSR adopted thereunder. The Board of Trustees (the “Board”) of the Pacific Select Fund and Pacific Funds Series Trust (each a “Trust” and together the “Trusts”) has implemented this Code to promote and demonstrate honest and ethical conduct required of its Covered Officers.

Purpose of Code:

The purpose of the Code is to deter wrongdoing and promote:

(1)	Honest and ethical conduct, including the handling of actual or apparent conflicts of interest between personal and professional relationships;

(2)

Avoiding of conflicts of interest, including disclosure to an appropriate person or persons identified in the code of any material transaction or relationship that reasonably could be expected to give rise to such a conflict.

(3)

Full, fair, accurate, timely and understandable disclosure in reports and documents that a Trust files with or submits to the Securities and Exchange Commission and in other public communications made by the Trusts;

(4)	Compliance with applicable governmental laws, rules and regulations;

(5)	The prompt internal reporting of violations of the Code to the Chief Compliance Officer (“CCO”); and

(6)	Accountability for adherence to the Code.

Covered Officers are also employees of Pacific Life Insurance Company (“Pacific Life”), and access persons of Pacific Life Funds Advisors, LLC, the advisor to the Trusts. In addition to adhering to this Code, these individuals must comply with other Trust policies, the Policies of Pacific Life and PLFA, such as the Advisor’s Code of Ethics governing personal trading activities, as adopted pursuant to Rule 17j-1 under the Investment Company Act of 1940, as amended (the “1940 Act”).

I.	Responsibilities of Covered Officers.

A.

Honest and Ethical. Each Covered Officer must act in an honest and ethical manner while conducting the affairs of the Trusts, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships.

B.

Corporate Culture. It is the responsibility of Covered Officers to foster, by their words and actions, a corporate culture that encourages honest and ethical conduct and to assure a working environment that is characterized by respect for law and compliance with applicable rules and regulations.

Sox Code of Ethics for Principal Officers

Pacific Select Fund and Pacific Funds Compliance Manual

C.	Some Specifics. Each Covered Officer must:

(1)	Act with integrity and distinction, putting first the interests of the shareholders of the Trusts;

(2)	Adhere to high standard of business ethics;

(3)

Not use personal influence or personal relationships to improperly influence investment decisions or financial reporting whereby the Covered Officer would benefit personally to the detriment of the Trusts;

(4)	Act in good faith, responsibly and with due care, competence and diligence, without misrepresenting material facts or allowing their independent judgment to be subordinated; and

(5)	Responsibly use and control all Trust assets and resources entrusted to them.

D.

Avoiding Conflicts of Interest. A Covered Officer must avoid conflicts of interest and appearances of conflicts of interest, between the Covered Officer’s duties to the Trust and his or her personal interests. A “conflict of interest” occurs when a Covered Officer’s personal interests interfere with the interests of the Trust for which he or she serves as an officer. Covered Officers may not improperly use their position with the Trusts for personal or private gain to themselves, their family, or any other person.

Certain conflicts of interest covered by this Code arise out of the relationships between Covered Officers and the Trust that already are subject to conflict of interest provisions in the Investment Company Act and the Investment Advisers Act of 1940, as amended. For example, Covered Officers may not individually engage in certain transactions (such as the purchase or sale of securities or other property) with the Trust because of their status as “affiliated persons” of the Trust. Covered Officers must comply with applicable laws and regulations. Therefore, any violations of existing statutory and regulatory prohibitions on individual behavior will also be deemed a violation of this Code.

As to conflicts arising from, or as a result of the advisory relationship between the Trust and the Adviser, of which the Covered Officers are also officers or employees, it is recognized by the Board that, subject to the Adviser’s fiduciary duties to the Trust, the Covered Officers will in the normal course of their duties (whether formally for the Trust or for the Adviser, or for both) be involved in establishing policies and implementing decisions which may have different effects on the Adviser and the Trust. The Board recognizes that the participation of the Covered Officers in such activities is inherent in the contractual relationship between the Trust and the Adviser and is consistent with the expectation of the Board of the performance by the Covered Officers of their duties as officers of the Trust.

Any questions about conflicts of interests, including whether a particular situation might be a conflict or an appearance of one, should be directed to the Trust’s CCO.

E.

Personal Shareholder Information. A Covered Officer may not use or disclose personal information about Trust shareholders, except in the performance of his or her duties for a Trust. Each Covered Officer also must abide by the Trust’s and the Adviser’s privacy policies.

Sox Code of Ethics for Principal Officers

Pacific Select Fund and Pacific Funds Compliance Manual

F.

Trust Disclosures. Each Covered Officer should act to promote full, fair, accurate, timely and understandable disclosure in reports and documents that the Trust files with or submits to, the Securities and Exchange Commission and in other public communications made by the Trust.

(1)	Covered Officers should familiarize themselves with disclosure requirements applicable to the Trust and disclosure controls and procedures in place to meet these requirements; and

(2)

Covered Officers must not knowingly misrepresent, or cause others to misrepresent facts about the Trust to others, including the Trust’s auditors, independent trustees, governmental regulators and self-regulatory organizations.

G.

Compliance with Applicable Laws, Rules and Regulations. In connection with his or her duties and within the scope of his or her responsibilities as a Covered Officer, each Covered Officer must comply with governmental laws, rules and regulations that apply to his or her role, responsibilities and duties with respect to the Trust (“Applicable Laws”). These requirements do not impose on Covered Officers any additional substantive duties. Additionally, Covered Officers should promote compliance with Applicable Laws.

H.	Reporting to the CCO. Each Covered Officer must promptly report, and promote the reporting of, the following situations to the to the Trust’s CCO:

(i)   Any suspicion or knowledge of a conflict or an appearance of one; and

(ii)   Any known or suspected violations of the Code.

After receiving a report of a possible conflict of interest, the CCO will discuss the matter with the person who reported it (and with the Covered Officer at issue, if different) for purposes of educating those involved on conflicts of interests (including how to detect and avoid them, if appropriate). Violations of the Code will be taken seriously.

Examples of violations of the Code include, but are not limited to, the following:

(1)	Unethical or dishonest behavior

(2)	Obvious lack of adherence to policies surrounding review and approval of public communications and regulatory filings

(3)	Failure to report violations of the Code

(4)	Known or obvious deviations from Applicable Laws

(5)	Failure to acknowledge and certify adherence to the Code

I.	Scope of Responsibilities

(1)	Covered Officer’s responsibilities under the Code are limited to:

(i)

Trust matters over which the Officer has direct responsibility or control, matters in which the Officer routinely participates, and matters with which the Officer is otherwise involved (i.e., matters within the scope of the Covered Officer’s responsibilities as a Trust officer); and

Sox Code of Ethics for Principal Officers

Pacific Select Fund and Pacific Funds Compliance Manual

(ii)	Trust matters of which the Officer has actual knowledge.

J.	Acknowledgement of and Adherence to the Code

Each Covered Officer must sign a statement:

(i)   When they first become a Covered Officer, or when changes to the Code are made, acknowledging that he or she has read and understands the Code and recognize that it applies to them (see Appendix A); and

(ii)   Annually thereafter, acknowledging that he or she has read and understands the Code, recognizes it applies to them, and confirms that he or she has complied with the Code (see Appendix B).

II.	Responsibilities of the CCO.

A.

Application of this Code. The CCO is responsible for application of this Code. The CCO shall advise the General Counsel of any reported situations under this Policy. The Trust’s CCO, in consultation with the Trust’s General Counsel, is primarily responsible for implementing and enforcing this Code and has the authority to interpret the Code and its applicability to particular circumstances. Any questions about the Code should be directed to the CCO. The CCO is not a Covered Officer under this Code.

B.

Investigative Authority. The CCO and the Trust’s General Counsel each have the authority to take any and all action he or she considers appropriate in his or her sole discretion to investigate known or suspected Code violations, including consulting with the Trust’s Board, the independent Board members, a Board committee, independent legal counsel and/or counsel to the independent Board members. The CCO and the Trust’s General Counsel also have the authority to use all reasonable resources to investigate violations, including retaining or engaging legal counsel, accounting firms or other consultants, subject to applicable law.

C.

Determining Sanctions. The CCO may also determine the appropriate sanction for any violations of this Code of Ethics, including removal from office for the Trust, provided that removal from office shall only be carried out with the approval of the Board.

D.	Reporting to the Board. The CCO shall report any material violations of the Code to the Trust’s Audit Committee or to the full Board on a periodic basis and/or as the Board may request.

III.	Amendments to the Code.

A.	Material amendments to this Code must be approved by a majority vote of the Board.

B.	PLFA Compliance shall maintain this Code (or amendments thereto) as required by law. PLFA Compliance shall file any required public disclosures of material Code amendments.

Sox Code of Ethics for Principal Officers

Pacific Select Fund and Pacific Funds Compliance Manual

IV.	Confidentiality

All reports and records prepared or maintained pursuant to this Code shall be considered confidential and shall be maintained and protected accordingly. Except as otherwise required by law or this Code, such matters shall not be disclosed to anyone other than the CCO, the Trust’s General Counsel, the Covered Officer, the Trust’s Board and legal counsel.

V.	Recordkeeping

The CCO will create and maintain appropriate records regarding the implementation and operation of the Code, including records relating to conflicts of interest determinations and investigations of possible Code violations.

Effective Date:

October 1, 2017

Revision History:

September 17, 2015

January 1, 2011

January 4, 2010

January 4, 2007

Adopted October 28, 2003

Sox Code of Ethics for Principal Officers

Pacific Select Fund and Pacific Funds Compliance Manual

EXHIBIT A

DEFINITIONS

Principal Executive Officer

Chief Executive Officer.

Principal Financial Officer

Individual holding the office of Chief Financial Officer, Treasurer of the Trust, or a person performing a similar function.

Sox Code of Ethics for Principal Officers

Pacific Select Fund and Pacific Funds Compliance Manual

APPENDIX A

CODE OF ETHICS ACKNOWLEDGEMENT FOR NEW PRINCIPAL OFFICERS AND/OR CHANGES TO THE CODE

I have read and understand the Code of Ethics for Principal Officers for Pacific Select Fund and Pacific Funds and recognize that it applies to me.

Date:
Signature

Name and Title:

Sox Code of Ethics for Principal Officers

Pacific Select Fund and Pacific Funds Compliance Manual

APPENDIX B

ANNUAL SOX CODE OF ETHICS CERTIFICATION FOR PRINCIPAL OFFICERS

I have read and understand the Code of Ethics for Principal Officers for Pacific Select Fund and Pacific Funds Series Trust and recognize that it applies to me. To the best of my knowledge, for the prior year, I have not violated any of the provisions thereof, and I have disclosed, reported or caused to be reported all necessary transactions.

Date	Signature

Name and Title

Sox Code of Ethics for Principal Officers